Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
Martin Midstream GP LLC:

We consent to the incorporation by reference in the registration statements (No. 333-183481, No. 333-148146 ,  No. 333-117023 and No. 333-171028) on Form S-3 and (No. 333-140152) on Form S-8 of Martin Midstream Partners L.P. and subsidiaries of our report dated March 5, 2012, with respect to the consolidated balance sheets of Waskom Gas Processing Company and Subsidiaries as of December 31, 2011, and the related consolidated statements of income, partners' capital, and cash flows for the years ended December 31, 2011 and 2010, which report appears in the December 31, 2012 annual report on Form 10-K of Martin Midstream Partners L.P.

/s/ KPMG LLP

Shreveport, Louisiana
March 4, 2013